Exhibit 99.1

Odyssey Health, Inc. Secures Exclusive Global Distribution Rights for BreastCheck™ to Drive Recurring Revenue Growth

Agreement Positions Company for Near-Term Revenue and Commercial Launch

LAS VEGAS, NV, April 22, 2026 (GLOBE NEWSWIRE) — Odyssey Health, Inc. (OTCQB: ODYY), a medical device company focused on life-saving technologies, today announced the closing of a definitive sub-license agreement granting its wholly-owned subsidiary, Odyssey Medical Devices, Inc., exclusive worldwide marketing and distribution rights for BreastCheck™.

This transaction positions Odyssey to enter the global breast cancer screening market, estimated at approximately $26 billion, with a differentiated, non-invasive, at-home screening solution. BreastCheck™ delivers results in approximately 15 minutes and is designed to aid early-stage detection of breast abnormalities, supporting increased accessibility and frequency of screening.

While not a replacement for mammography, BreastCheck™ is designed to serve as a first line screening tool, potentially expanding patient engagement and driving recurring usage. BreastCheck™ is registered with the U.S. Food and Drug Administration) and with regulatory authorities in the European Union and the United Kingdom, enabling a broad commercial footprint.

“With the addition of BreastCheck™, we are advancing our strategic transition toward revenue-generating commercial products with recurring revenue potential,” said Michael Redmond, President and CEO of Odyssey. “We believe this agreement provides a clear pathway to near-term revenue, with commercial sales anticipated to commence in the second half of the year. This milestone significantly strengthens our portfolio and supports our long-term growth strategy.”

About BreastCheckTM

BreastCheck™, a product of Davion Healthcare PLC, is a safe, accurate and low-cost, way to routinely monitor for breast abnormalities and is intended to be an adjunct to established procedures for the detection of breast disease, such as clinical breast examination and mammography. Abnormalities within the breast frequently produce additional breast heat. BreastCheck™ averages temperature at three areas on each breast. By comparing the temperature of corresponding areas of one breast to the other and entering the results on the BreastCheck™ Mobile App, results can be interpreted immediately.

About Breast Cancer

Breast cancer is the most common cancer in women worldwide and a leading cause of cancer-related deaths. It occurs when abnormal cells in the breast grow uncontrollably, forming tumors that may spread to other parts of the body. The American Cancer Society estimates that in the United States about 316,950 invasive and 59,080 non-invasive cases are expected in 2025 and breast cancer accounts for roughly 30% of new cancers among women. According to the World Health Organization, in 2022, an estimated 2.3 million women were newly diagnosed with breast cancer worldwide and around 670,000 die from the disease. If current trends continue, by 2050 the number of new breast cancer cases per year is projected to rise to 3.2 million globally.

About Odyssey Health, Inc.

Odyssey Health, Inc. (OTCQB: ODYY) is a medical technology company with a focus in the area of life-saving medical solutions. Odyssey’s corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful medical solutions. The Company is focused on building and acquiring assets with an identified technological advantage, superior clinical utility, and a substantial market opportunity. Odyssey Medical Devices, Inc is a wholly owned subsidiary of Odyssey Health Inc.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s ability to successfully and timely close the sub-license agreement. These statements are based on management’s current expectations, assumptions, and available information. Forward-looking statements are often identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” and similar expressions that do not relate solely to historical facts. Investors are cautioned not to place undue reliance on these statements, as they are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include, but are not limited to: the Company’s ability to advance the manufacturing and commercialization of BreastCheck™ within anticipated timelines; its ability to secure adequate financing, whether dilutive or non-dilutive; and its expectations regarding the potential benefits, effectiveness, safety, manufacturing, and distribution of BreastCheck™, as well as broader economic and market conditions. Additional risks are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date of this communication, and the Company undertakes no obligation to update them, except as required by law.